Exhibit 10.3

STARMED GROUP, INC. ANNOUNCES OPENING OF

ANOTHER WELLNESS CENTER IN BUENA PARK, CA.

Los Angeles, CA, June 5, 2006. StarMed Group, Inc. (SMEG.OB) announced today that it has opened a new wellness center in association with the Hana Medical Clinic located at 8615 Knott Avenue in Buena Park. StarMed Wellness Center provides clients with a full range of preventative, traditional medical and alternative treatments directed towards existing health problems that affect the great majority of all Americans, such as weight management, chronic pain and stress. Additionally, StarMed offers preventative medicine including anti-aging programs, fitness and nutritional counseling, and holistic esthetic skin rejuvenation treatments.

“Our company is very pleased to become associated with the Hana Medical Group,” said Herman Rappaport, President of StarMed Group, Inc. “Hana’s medical staff, under the leadership of Dr. Mercedes Samson, is recognized as one of the leading medical groups in Southern California.”

StarMed partners with established medical groups to expand their traditional medical treatments for the sick to include preventative and alternative healthcare services to keep patients healthy. StarMed is managing two wellness centers at this time and is seeking to expand its network of wellness centers in Southern California. In addition to the management of wellness centers, StarMed also markets a line of proprietary over-the-counter vitamins, minerals and other supplements under the StarMed and Sierramed brand names. StarMed’s website can be viewed at www.starmedgroup.com

Forward Looking Statements

Certain disclosures in this press release include forward-looking statements, including statements regarding our business plans, strategies and objectives. Readers are urged to carefully review and consider the various disclosures made by us from time to time in our reports and filings with the Securities and Exchange Commission.